Exhibit 99.15
Ferrellgas, Inc. and Subsidiaries
Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets — July 31, 2006 and 2005	3

Consolidated Statements of Earnings — Years ended July 31, 2006, 2005 and 2004	4

Consolidated Statements of Stockholder’s Equity (Deficiency) — Years ended July 31, 2006, 2005 and 2004	5-6

Consolidated Statements of Cash Flows — Years ended July 31, 2006, 2005 and 2004	7-8

Notes to Consolidated Financial Statements	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of
Ferrellgas, Inc. and Subsidiaries
Overland Park, Kansas
We have audited the accompanying consolidated balance sheets of Ferrellgas, Inc. and subsidiaries (the “Company”) as of July 31, 2006 and 2005, and the related consolidated statements of earnings, stockholder’s equity (deficiency), and cash flows for each of the three years in the period ended July 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of July 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE
November 3, 2006

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$17,168	$21,023
Accounts and notes receivable (net of allowance for doubtful accounts of $5,628 and $3,674 in 2006 and 2005, respectively)	116,369	107,778
Inventories	154,613	97,743
Prepaid expenses and other current assets	15,342	12,861

Total current assets	303,492	239,405

Property, plant and equipment, net	790,362	819,230
Goodwill	480,258	468,350
Intangible assets, net	248,546	255,277
Other assets, net	11,981	13,930

Total assets	$1,834,639	$1,796,192

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$128,049	$108,667
Short-term borrowings	52,647	19,800
Other current liabilities	95,137	72,208

Total current liabilities	275,833	200,675

Long-term debt	983,545	948,977
Deferred income taxes	2,447	3,432
Other liabilities	18,528	19,798
Contingencies and commitments (Note N)	—	—
Minority interest	468,360	511,882
Parent investment in subsidiary	161,670	187,272

Stockholder’s equity (deficiency):
Common stock, $1 par value; 10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	19,207	18,654
Note receivable from parent	(145,601)	(147,378)
Retained earnings	49,269	53,491
Accumulated other comprehensive income (loss)	1,380	(612)

Total stockholder’s equity (deficiency)	(75,744)	(75,844)

Total liabilities and stockholder’s equity (deficiency)	$1,834,639	$1,796,192

See notes to consolidated financial statements

FERRELLGAS, INC. AND SUBISIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31,
	2006	2005	2004

Revenues:
Propane and other gas liquids sales	$1,697,940	$1,592,325	$1,210,564
Other	197,530	161,789	97,822

Total revenues	1,895,470	1,754,114	1,308,386

Cost of product sold (exclusive of depreciation, shown with amortization below)
Propane and other gas liquids sales	1,109,177	1,052,005	730,377
Other	122,450	88,293	36,027

Gross profit	663,843	613,816	541,982

Operating expense	374,871	366,189	323,375
Depreciation and amortization expense	87,166	85,273	58,324
General and administrative expense	47,689	42,342	34,532
Equipment lease expense	27,320	25,495	19,652
Employee stock ownership plan compensation charge	10,277	12,266	7,892
Loss on disposal of assets and other	7,539	8,673	7,133

Operating income	108,981	73,578	91,074

Interest expense	(84,235)	(91,518)	(74,467)
Interest income	2,068	1,903	1,590

Earnings (loss) before income taxes, minority interest, parent investment in subsidiary and discontinued operations	26,814	(16,037)	18,197

Income tax expense	3,563	2,044	530
Minority interest	25,445	(2,718)	11,544
Parent investment in subsidiary	(683)	(12,441)	8,798

Loss from continuing operations before discontinued operations	(1,511)	(2,922)	(2,675)

Earnings from discontinued operations (including gain on sale in 2005 of $97,001), net of minority interest of $71,524 and $5,019 and parent investment in subsidiary of $31,623 and $2,949 in 2005 and 2004, respectively	—	2,105	163

Net loss	$(1,511)	$(817)	$(2,512)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIENCY)
(in thousands, except share data)

						Accumulated other
						comprehensive income (loss)
	Number			Note					Total
	of		Additional	receivable			Currency		stockholder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
July 31, 2003	990	$1	$13,824	$(146,864)	$62,303	$—	$—	$(1,968)	$(72,704)

Distributions to parent	—	—	—	—	(2,926)	—	—	—	(2,926)
Decrease in loan to parent	—	—	—	34	—	—	—	—	34
Contribution in connection with ESOP compensation charge	—	—	158	—	—	—	—	—	158
Contribution in connection with equity and debt offerings of subsidiary	—	—	1,400	—	—	—	—	—	1,400
Contribution related to exercise of options of subsidiary	—	—	80	—	—	—	—	—	80
Comprehensive income:
Net loss	—	—	—	—	(2,512)	—	—	—	(2,512)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	1,911	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(139)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	16	—
Pension liability adjustment	—	—	—	—	—	—	—	910	2,698

Comprehensive income									186

July 31, 2004	990	1	15,462	(146,830)	56,865	1,772	16	(1,058)	(73,772)

Distributions to parent	—	—	—	—	(2,557)	—	—	—	(2,557)
Increase in loan to parent	—	—	—	(548)	—	—	—	—	(548)
Contribution in connection with ESOP compensation charge	—	—	245	—	—	—	—	—	245

						Accumulated other
						comprehensive income (loss)
	Number			Note					Total
	of		Additional	receivable			Currency		stockholder’s
	common	Common	paid-in	from	Retained	Risk	translation	Pension	equity
	shares	stock	capital	parent	earnings	management	adjustment	liability	(deficiency)
Contribution in connection with equity offerings of subsidiary	—	—	2,799	—	—	—	—	—	2,799
Contribution in connection with acquisitions	—	—	142	—	—	—	—	—	142
Contribution related to exercise of options of subsidiary	—	—	6	—	—	—	—	—	6
Comprehensive income:
Net loss	—	—	—	—	(817)	—	—	—	(817)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	70	—	—
Reclassification of derivatives to earnings	—	—	—	—	—	(1,772)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	49	—
Pension liability adjustment	—	—	—	—	—	—	—	311	(1,342)

Comprehensive income									(2,159)

July 31, 2005	990	1	18,654	(147,378)	53,491	70	65	(747)	(75,844)

Distributions to parent	—	—	—	—	(2,711)	—	—	—	(2,711)
Decrease in loan to parent	—	—	—	1,777	—	—	—	—	1,777
Contribution in connection with ESOP and stock-based compensation charges	—	—	243	—	—	—	—	—	243
Contribution in connection with acquisitions	—	—	256	—	—	—	—	—	256
Contribution related to exercise of options of subsidiary	—	—	32	—	—	—	—	—	32
Other cash contributions from parent	—	—	22	—	—	—	—	—	22
Comprehensive income:
Net loss	—	—	—	—	(1,511)	—	—	—	(1,511)
Other comprehensive income:
Net earnings on risk management derivatives	—	—	—	—	—	2,540	—
Reclassification of derivatives to earnings	—	—	—	—	—	(484)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(29)	—
Tax effect on foreign currency translation adjustments							(15)
Pension liability adjustment	—	—	—	—	—	—	—	(20)	1,992

Comprehensive income									481

July 31, 2006	990	$1	$19,207	$(145,601)	$49,269	$2,126	$21	$(767)	$(75,744)

See notes to consolidated financial statements.

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31,
	2006	2005	2004

Cash flows from operating activities:
Net loss	$(1,511)	$(817)	$(2,512)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation and amortization expense	87,166	86,462	59,328
Employee stock ownership plan compensation charge	10,277	12,266	7,892
Stock-based compensation charge	1,863	—	—
Loss (gain) on disposal of assets and discontinued operations	1,188	(91,494)	6,120
Loss on transfer of accounts receivable related to the accounts receivable securitization	10,075	5,894	2,454
Minority interest	25,445	19,182	16,563
Parent investment in subsidiary	(683)	68,806	11,747
Deferred income tax expense (benefit)	(585)	(291)	294
Other	5,971	2,675	6,011
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	(20,412)	(43,246)	(24,943)
Inventories	(57,334)	(2,421)	(5,264)
Prepaid expenses and other current assets	(2,338)	(2,440)	(217)
Accounts payable	19,621	4,505	17,308
Accrued interest expense	472	(4,662)	5,427
Other current liabilities	7,802	(5,558)	(12,927)
Other liabilities	184	323	832
Accounts receivable securitization:
Proceeds from new accounts receivable securitizations	107,000	114,400	30,000
Proceeds from collections reinvested in revolving period accounts receivable securitizations	1,184,987	981,256	627,389
Remittances of amounts collected as servicer of accounts receivable securitizations	(1,287,987)	(1,051,356)	(669,689)

Net cash provided by operating activities	91,201	93,484	75,813

Cash flows from investing activities:

Cash paid for assumed merger and related obligations	—	—	(343,414)
Business acquisitions, net of cash acquired	(21,231)	(23,904)	(40,960)
Cash paid for acquisition transaction fees	—	—	(1,476)
Capital expenditures — technology initiative	(915)	(10,466)	(8,688)
Capital expenditures — other	(42,451)	(42,348)	(32,692)
Proceeds from sale of discontinued operations	—	144,000	—
Proceeds from sale of assets	18,950	11,948	5,766
Other, net	(5,595)	(3,121)	(3,319)

Net cash provided by (used in) investing activities	(51,242)	76,109	(424,783)

	For the year ended July 31,
	2006	2005	2004

Cash flows from financing activities:
Distributions paid to parent by subsidiary-common unitholders	(36,768)	(35,999)	(35,706)
Distributions paid to minority interest by subsidiary-common unitholders	(84,104)	(70,771)	(47,178)
Distributions paid to minority interest by subsidiary-senior unitholder	—	(7,977)	(7,977)
Distributions paid to parent	(2,711)	(2,482)	(2,926)
Issuance of common units of subsidiary	—	136,824	236,004
Proceeds from increase in long-term debt	45,453	44	314,048
Principal payments on debt	(3,050)	(205,354)	(58,710)
Net additions (reductions) in loan to parent	1,777	(548)	34
Net additions (reductions) to short-term borrowings	32,847	19,800	(43,719)
Proceeds from exercise of options of subsidiary	3,124	472	4,223
Cash paid for financing costs	(375)	(1,392)	(7,043)
Cash contributed by parent — other	22	2,877	1,480

Net cash provided by (used in) financing activities	(43,785)	(164,506)	352,530

Effect of exchange rate changes on cash	(29)	49	16
Increase (decrease) in cash and cash equivalents	(3,855)	5,136	3,576
Cash and cash equivalents — beginning of period	21,023	15,887	12,311

Cash and cash equivalents — end of period	$17,168	$21,023	$15,887

Cash paid for interest	$81,592	$93,298	$66,240

Cash paid for income taxes	$1,063	$1,404	$23

See notes to consolidated financial statements.

FERRELLGAS , INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)
A.	Organization and formation
The accompanying consolidated financial statements and related notes present the consolidated financial position, results of operations and cash flows of Ferrellgas, Inc. (the “Company”), its subsidiaries, which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc., (“Ferrell” or “Parent”).
Ferrellgas Partners was formed on April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. Ferrellgas Partners and the operating partnership, collectively referred to as “Ferrellgas,” are both Delaware limited partnerships and are governed by their respective partnership agreements. Ferrellgas Partners was formed to acquire and hold a limited partner interest in the operating partnership. The operating partnership was formed to acquire, own and operate the propane business and assets of the Company. The Company has retained a 1% general partner interest in Ferrellgas Partners and also holds a 1.0101% general partner interest in the operating partnership, representing an effective 2% general partner interest in Ferrellgas on a combined basis. As general partner, it performs all management functions required by Ferrellgas.
Concurrent with the closing of the Ferrellgas Partner initial public offering in 1994, the Company contributed all of its propane business and assets to Ferrellgas Partners in exchange for 17,593,721 common units and Incentive Distribution Rights as well as a 2% general partner interest in Ferrellgas Partners and the operating partnership on a combined basis.
In July 1998, the Company transferred its entire limited partnership ownership of Ferrellgas Partners to Ferrell. In July 1998, 100% of the outstanding common stock of Ferrell was purchased primarily from Mr. James E. Ferrell (“Mr. Ferrell”) and his family by a newly created leveraged employee stock ownership trust (“ESOT”) established pursuant to the Ferrell Companies Employee Stock Ownership Plan (“ESOP”). The purpose of the ESOP is to provide employees of the Company an opportunity for ownership in Ferrell and indirectly in Ferrellgas. As contributions are made by Ferrell to the ESOT in the future, shares of Ferrell are allocated to the employees’ ESOP accounts.
On December 17, 1999, Ferrellgas Partners’ partnership agreement was amended to allow for the issuance of a newly created senior unit. As amended, the senior units were to be paid quarterly distributions in cash equivalent to 10% per annum of their liquidation value, or $4 per senior unit. Additionally, the holder of the senior units could convert any outstanding senior units into common units beginning on the earlier of June 29, 2005 or upon the occurrence of a “material event” as such term is defined by Ferrellgas Partners’ partnership agreement. On June 30, 2005, the senior units, owned by JEF Capital Management, Inc. (“JEF Capital”), were converted to common units. JEF Capital is beneficially owned by Mr. Ferrell. See Note L— Minority Interest — for additional discussion related to the conversion of these senior units to common units.
On June 5, 2000, Ferrellgas Partners’ partnership agreement was amended to allow the Company to have an option to maintain its effective 2% general partner interest concurrent with the issuance of other additional equity. Prior to this amendment, the Company was required to make capital contributions to maintain its effective 2% general partner interest concurrent with the issuance of any additional equity. Also as part of this amendment, the Company’s interest in Ferrellgas Partner’s common units became represented by newly created general partner units.

On March 7, 2005, Ferrellgas Partners amended its partnership agreement to extend an existing agreement with Ferrell concerning the distribution priority on common units owned by public investors over those owned by Ferrell. This provision was extended to April 30, 2010 and allows Ferrellgas Partners to defer distributions on the common units held by Ferrell up to an aggregate outstanding amount of $36.0 million. There have been no deferrals to date.
B.	Summary of significant accounting policies
(1) Nature of operations: The Company is a holding entity that conducts no operations and has two subsidiaries, Ferrellgas Partners and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”). The Company owns a 100% equity interest in Ferrellgas Acquisitions Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas. The Company owns a 1% general partnership interest in Ferrellgas Partners. The operating partnership is the only operating subsidiary of Ferrellgas Partners.
Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies primarily in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves more than one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, the District of Columbia, Puerto Rico and Canada.
(2) Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, valuation methods used to value allowance for doubtful accounts, valuation methods of derivative commodity contracts and valuation methods of stock and unit-based compensation expense calculation.
(3) Principles of consolidation: The accompanying consolidated financial statements include the Company’s accounts, those of its wholly-owned subsidiary, Ferrellgas Acquisition Company and Ferrellgas Partners, after elimination of all material intercompany accounts and transactions. The accounts of Ferrellgas Partners are included based on the determination that the Company possess a controlling financial interest through its ability to exert control over Ferrellgas and is consolidated with the Company.
Minority interest includes limited partner interests in Ferrellgas Partners’ common units held by the public. See Note L — Minority interest — for related discussion about the activity in minority interest. Minority interest expense includes allocations of income (loss) and distributions in excess of its basis, if any. Parent investment in subsidiary in the consolidated statements of earnings includes allocations of income (loss) associated with the common units held by Ferrell. The limited partner interest owned by Ferrell is reflected as “Parent investment in subsidiary” in the consolidated balance sheets.

(4) Cash and cash equivalents and non-cash activities: For purposes of the consolidated statements of cash flows, the Company considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Significant non-cash operating, investing and financing activities are primarily related to business combinations, accounts receivable securitization and transactions with related parties as disclosed in Note D— Business combinations, Note G — Accounts receivable securitization and Note M — Transactions with related parties, respectively.
(5) Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods.
(6) Accounts receivable securitization: The Company has agreements to transfer, on an ongoing basis, certain of its trade accounts receivable through an accounts receivable securitization facility and retains servicing responsibilities as well as a retained interest related to a portion of the transferred receivables. The related receivables are removed from the consolidated balance sheet and a retained interest is recorded for the amount of receivables sold in excess of cash received. The retained interest is included in “Accounts and notes receivable” in the consolidated balance sheets.
The Company determines the fair value of its retained interest based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results, therefore the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests. Costs associated with the sale of receivables are included in “Loss on disposal of assets and other” in the consolidated statements of earnings. See Note G — Accounts receivable securitization — for further discussion of these transactions.
(7) Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. The Company capitalizes computer software, equipment replacement and betterment expenditures that are (i) greater than $1 thousand, (ii) upgrade, replace or completely rebuild major mechanical components and (iii) extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note F — Supplemental financial statement information — for further discussion of property, plant and equipment.
(8) Goodwill: The Company records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is tested for impairment annually on January 31, or more frequently if circumstances dictate, and if impaired, written off against earnings at that time. The Company has not recognized any impairment losses as a result of these tests. For purposes of the Company’s goodwill impairment test, the Company has determined that it has one reporting unit. The Company assesses the carrying value of goodwill at its reporting unit based on an estimate of the fair value of the reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into consideration the quoted market price of Ferrellgas Partners’ common units.
(9) Intangible assets: Intangible assets with finite useful lives, consisting primarily of customer lists, noncompete agreements and patented technology, are stated at cost, net of accumulated amortization calculated using the straight-line method over periods ranging from two to 15 years. Tradenames and trademarks have indefinite lives, are not amortized, and are stated at cost. The Company tests finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable. The Company tests indefinite lived intangible assets for impairment annually on January 31 or more frequently if circumstances dictate. The Company has not recognized impairment losses as a result of these tests. When necessary, intangible assets’ useful lives are revised and the impact on amortization reflected on a prospective basis. See Note H — Goodwill and intangible assets, net — for further discussion of intangible assets.
(10) Derivatives and Hedging Activities: The Company’s overall objective for entering into derivative contracts, including commodity options and swaps, is to hedge exposures to product purchase price risk. These financial instruments are formally designated and documented as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instrument are generally offset by changes in the anticipated cash flows of the underlying exposure being hedged. The fair value of derivatives used to hedge our risks fluctuates over time. These fair value amounts should not be viewed in isolation, but rather in relation to the anticipated cash flows of the underlying hedged transaction and the overall reduction in our risk relating to adverse fluctuations in propane prices. The Company formally assesses, both at inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the anticipated cash flows of the related underlying exposures. The Company also enters into derivative contracts that qualify for the normal purchases and normal sales exception under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended.
(11) Revenue recognition: Revenues from the distribution of propane and other gas liquids are recognized by the Company at the time product is delivered to its customers. Other revenues, which include revenue from the sale of propane appliances and equipment is recognized at the time of delivery or installation. Revenues from repairs and maintenance are recognized upon completion of the service. The Company recognizes shipping and handling revenues and expenses for sales of propane, appliances and equipment at the time of delivery or installation. Shipping and handling revenues are included in the price of propane charged to customers, and are classified as revenue.
(12) Shipping and handling expenses: Shipping and handling expenses related to delivery personnel, vehicle repair and maintenance and general liability expenses are classified within operating expense on the statement of earnings. Depreciation expenses on delivery vehicles the Company owns are classified within depreciation and amortization expense. Delivery vehicles and distribution technology leased by the Company are classified within equipment lease expense. See Note F — Supplemental financial statement information — for the financial statement presentation of shipping and handling expenses.
(13) Cost of product sold: Cost of product sold — propane and other gas liquids sales includes all costs to acquire propane and other gas liquids, including the results from risk management activities related to supply procurement and transportation, the costs of storing and transporting inventory prior to delivery to the Company’s customers and the costs related to the refurbishment of the Company’s portable propane tanks. Cost of product sold — other primarily includes costs related to the sale of propane appliances and equipment.
(14) Operating expenses: Operating expenses primarily include the personnel, vehicle, delivery, handling, plant, office, selling, marketing, credit and collections and other expenses related to the retail distribution of propane and related equipment and supplies.
(15) General and administrative expenses: General and administrative expenses primarily include personnel and incentive expense related to executives and employees and other overhead expense related to centralized corporate functions.

(16) Income taxes: The Company is treated as a Subchapter S corporation for Federal income tax purposes and is liable for income tax in states that do not recognize Subchapter S status. Income taxes were computed as though each company filed its own tax return in accordance with the Company’s tax sharing agreement. Deferred income taxes are provided as a result of temporary differences between financial and tax reporting, as described in Note K — Income taxes — using the asset/liability method.
(17) Sales taxes: The Company accounts for the collection and remittance of sales tax on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of earnings.
(18) Segment information: The Company is a single reportable operating segment engaging in the distribution of propane and related equipment and supplies to customers primarily in the United States.
(19) New accounting standards: SFAS No. 123 (R ), “Share-Based Payment” (“SFAS 123(R )”), is a revision of SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes APB No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related implementation guidance. This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company adopted this standard on August 1, 2005. See Note C — Unit and stock-based compensation.
SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of SFAS No. 133 and 140” provides entities relief from the requirement to separately determine the fair value of an embedded derivative that would otherwise be bifurcated from the host contract under SFAS 133. This statement allows an irrevocable election on an instrument-by-instrument basis to measure such a hybrid financial instrument at fair value. This statement is effective for all financial instruments acquired or issued after the beginning of the fiscal years beginning after September 15, 2006. The Company has evaluated this statement and does not believe it will have a material effect on the Company’s financial position, results of operations and cash flows.
SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of SFAS No. 140” requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits (but does not require) subsequent measurement of servicing assets and liabilities at fair value. This statement is effective for fiscal years beginning after September 15, 2006. The Company has evaluated this statement and does not believe it will have a material effect on the Company’s financial position, results of operations and cash flows.
EITF 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” addresses the accounting for an entity’s sale of inventory to another entity from which it also purchases inventory to be sold in the same line of business. EITF 04-3 concludes that two or more inventory transactions with the same counterparty should be accounted for as a single non-monetary transaction at fair value or recorded amounts based on inventory classifications. EITF 04-13 is effective for new arrangements entered into, and modifications or renewals of existing arrangements, beginning in the first interim or annual reporting period beginning after March 15, 2006. The Company adopted EITF 04-13 during fiscal 2006 without a material effect on its financial position, results of operations and cash flows.
FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” provides a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating FIN 48 and does not believe it will have a material effect on its financial position, results of operations and cash flows.
(20) Reclassifications: Certain reclassifications have been made to prior fiscal years’ consolidated financial statements to conform to the current fiscal year’s presentation.

C. Unit and stock-based compensation
The Company adopted SFAS 123(R ) on August 1, 2005. Prior to adoption, the Company accounted for unit and stock-based compensation plans using the intrinsic value method under the provisions of APB 25 and made the fair value method pro forma disclosures required under SFAS 123. SFAS 123(R ) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. It also establishes fair value as the measurement method in accounting for share-based payment transactions with employees. Adoption of SFAS 123(R ) resulted in the following non-cash compensation charges:

For the year ended July 31, 2006
Operating expense	$438
General and administrative expense	1,425

$1,863

The Company adopted SFAS 123(R ) using the modified prospective application method. Under this method, SFAS 123(R) applies to new awards and to awards modified, repurchased, or cancelled after the adoption date of August 1, 2005. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of August 1, 2005 will be recognized as the requisite service is rendered. The compensation cost for that portion of awards is based on the fair value of those awards as of the grant-date as was calculated for pro forma disclosures under SFAS 123. The compensation cost for those earlier awards is attributed to periods beginning on or after August 1, 2005 using the attribution method that was used under SFAS 123.
Had compensation cost for these plans been recognized in the Company’s consolidated statement of earnings for the years ended July 31, 2005 and 2004, net earnings would have been adjusted as noted in the table below:

	For the years ended July 31,
	2005	2004
Net loss, as reported	$(817)	$(2,512)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(5)	(23)

Pro forma net loss	$(822)	$(2,535)

Ferrellgas Unit Option Plan (“UOP”)
The UOP is authorized to issue options covering up to 1.35 million common units to employees of the Company or its affiliates. The Board of Directors of the Company administers the UOP, authorizes grants of unit options thereunder and sets the unit option price and vesting terms of unit options in accordance with the terms of the UOP. No single officer or director of the Company may acquire more than 314,895 common units under the UOP. In general, the options currently outstanding under the UOP vest over a five-year period, and expire on the tenth anniversary of the date of the grant. The fair value of each option award is estimated on the date of grant using a binomial option valuation model. There have been no awards granted pursuant to the UOP since fiscal 2001. Expected volatility is based on the historical volatility of Ferrellgas Partners’ publicly-traded common units. Historical information is used to estimate option exercise and employee termination behavior. Due to the limited number of employees eligible to participate in the UOP, there is only one group of employees. The expected term of options granted is derived using the simplified method and represents the period of time that options are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. During the year ended July 31, 2006, the portion of the total non-cash compensation charge relating to the UOP was $0.3 million.
A summary of option activity under the UOP as of July 31, 2006 is presented below:

			Weighted-average
			remaining	Aggregate intrinsic
	Number of	Weighted average	contractual term	value
	units	exercise price	(in years)	(in thousands)
Outstanding, August 1, 2005	344,676	$18.52
Exercised	(169,000)	18.29
Forfeited	(27,476)	20.43

Outstanding, July 31, 2006	148,200	18.43	3.7	$601

Options exercisable, July 31, 2006	148,200	18.43	3.7	$601
There were no options granted during the years ended July 31, 2006, 2005 and 2004. The total intrinsic value of options exercised during the years ended July 31, 2006, 2005 and 2004 was $0.7 million, $0.1 million and $0.5 million, respectively.
As of July 31, 2006 there is no unrecognized compensation cost related to unit-based compensation arrangements granted under the UOP because all options outstanding are fully vested.
Ferrell Companies, Inc. Incentive Compensation Plan (“ICP”)
The ICP is not a Ferrellgas stock-compensation plan. However, in accordance with Ferrellgas’ partnership agreements, all employee-related costs incurred by Ferrell are allocated to Ferrellgas and therefore recognized in the Company’s consolidated statements of earnings. On August 1, 2005 Ferrell adopted SFAS 123(R ) and now accounts for its stock-based compensation plan in accordance with that standard. As a result, the Company now incurs a non-cash compensation charge from Ferrell as they account for their plan in accordance with SFAS 123(R ).
Ferrell is authorized to issue options covering up to 6.25 million shares of Ferrell Companies common stock under the ICP. The ICP was established by Ferrell to allow upper middle and senior level managers of the Company to participate in the equity growth of Ferrell. The shares underlying the stock options are common shares of Ferrell. The ICP stock options vest ratably over periods ranging from three to 12 years or 100% upon a change of control of Ferrell, or the death, disability or retirement at the age of 65 of the participant. Vested options are exercisable in increments based on the timing of the retirement of Ferrell debt, but in no event later than 20 years from the date of issuance. The fair value of each option award is estimated on the date of grant using a binomial option valuation model. During the year ended July 31, 2006, the portion of the total non-cash compensation charge relating to the ICP was $1.6 million.
D. Business combinations
Business combinations are accounted for under the purchase method and the assets acquired and liabilities assumed are recorded at their estimated fair market values as of the acquisition dates. The results of operations are included in the consolidated statements of earnings from the date of acquisition.

During fiscal 2006, the Company acquired propane distribution assets with an aggregate value of $38.7 million in the following 11 transactions:
•	Norwest Propane, Inc., based in Washington, acquired September 2005;

•	Eastern Fuels, Inc., based in North Carolina, acquired November 2005;

•	Petro Star, Corp., based in New York, acquired December 2005;

•	Titan Propane, LLC (selected cylinder exchange assets), based in New York and New Jersey, acquired February 2006;

•	Empire Propane Cylinder, Inc., based in New York, acquired in February 2006,

•	United Energy, Inc., based in Ohio, acquired March 2006;

•	Cal’s Propane Service, Inc., based in Oregon, acquired April 2006;

•	Gaines Propane, Inc., based in Tennessee, acquired April 2006;

•	Hometown Gas, Inc., based in Florida, acquired April 2006;

•	Denman Cylinder Exchange, Ltd. and The Denman Company, Ltd., based in Texas, acquired May 2006; and

•	Hampton Gas Company, Inc., based in South Carolina, acquired May 2006.
These acquisitions were funded by $21.2 million in cash payments, the issuance of 0.6 million Ferrellgas Partners’ common units valued at an aggregate of $12.4 million and the issuance of $5.1 million of liabilities and other consideration, which includes $1.8 million of contingent consideration.
The aggregate values of these 11 transactions were allocated as follows:

Current assets	$689
Customer tanks, buildings and land	9,640
Non-compete agreements	5,598
Customer lists	9,586
Goodwill	13,218
Other assets	15

$38,746

The estimated fair values and useful lives of assets acquired are based on a preliminary internal valuation and are subject to final valuation adjustments. The Company intends to continue its analysis of the net assets of these transactions to determine the final allocation of the total purchase price to the various assets and liabilities acquired.
During fiscal 2005, the Company acquired propane distribution assets with an aggregate value of $31.7 million in the following seven transactions:
•	Kamp’s Propane, Inc. (selected cylinder exchange assets), based in California, acquired August 2004;

•	Suburban Propane’s Upper Midwest Retail Operations, based in Minnesota, North Dakota and Wisconsin, acquired September 2004;

•	Basin Propane, based in Washington, acquired September 2004;

•	Econogas Service, Inc., based in Iowa, acquired September 2004;

•	Land Propane Gas Service, based in Kentucky, acquired September 2004;

•	Parsons Gas & Appliance, Inc., Parsons Gas, Inc., and Dave’s Gas, Inc., based in Kentucky, acquired December 2004; and

•	Commercial Propane Corporation, based in Wisconsin, acquired January 2005.
These acquisitions were funded by $23.9 million in cash payments, the issuance of 0.3 million Ferrellgas Partners’ common units valued at an aggregate of $7.0 million and the issuance of $0.8 million of liabilities.

The aggregate values of these seven transactions were allocated as follows:

Customer tanks, buildings and land	$12,358
Non-compete agreements	2,914
Customer lists	12,690
Goodwill	4,016
Other assets	453
Current liabilities	(749)

$31,682

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments.
During fiscal 2004, the Company completed one material business combination, referred to as the Blue Rhino contribution (see discussion below), and acquired propane distribution assets in the following ten transactions:
•	Chapman’s Propane Co., Inc, based in Illinois, acquired August 2003;

•	Bud’s Propane Service, Inc., based in Oregon, acquired September 2003;

•	Prairie Land Coop, based in Iowa, acquired October 2003;

•	Aeropres Propane, Inc., based in Louisiana and Arkansas, acquired December 2003;

•	Suburban Propane’s Midwest Retail Operations, based in Texas, Oklahoma, Missouri and Kansas, acquired January 2004;

•	Crow’s LP Gas Co., based in Iowa, acquired March 2004;

•	Hilltop Supply Company, based in Southern California, acquired March 2004;

•	Blue Ribbon Propane, based in Canada, acquired May 2004;

•	C. Barron & Sons, Inc., based in Michigan, acquired June 2004; and

•	Tri-Counties Gas Companies, based in Northern California, acquired July 2004.
These acquisitions were funded by $41.0 million in cash payments, the issuance of 0.1 million Ferrellgas Partners’ common units valued at an aggregate of $1.5 million and $0.8 million of notes payable to the seller.
The aggregate values of these ten transactions were allocated as follows:

Customer tanks, buildings and land	$24,576
Non-compete agreements	4,306
Customer lists	14,183
Goodwill	244
Other	(16)

$43,293

The fair values and useful lives of assets acquired are based on an internal valuation and included only minor final valuation adjustments during the 12 month period after the date of acquisition.
Blue Rhino contribution
On April 20, 2004, FCI Trading Corp. (“FCI Trading”), an affiliate of the Company, acquired all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Pursuant to an Agreement and Plan of Merger dated February 8, 2004, a subsidiary of FCI Trading merged with and into Blue Rhino Corporation whereby the then current stockholders of Blue Rhino Corporation were granted the right to receive a payment from FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on April 20, 2004. FCI Trading thereafter became the sole stockholder of Blue Rhino Corporation and immediately after the merger, FCI Trading converted Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.
In a non-cash contribution, pursuant to a Contribution Agreement dated February 8, 2004, FCI Trading contributed on April 21, 2004 all of the membership interests in Blue Rhino LLC to the operating partnership through a series of transactions and the operating partnership assumed FCI Trading’s obligation under the Agreement and Plan of Merger to pay the $17.00 per share to the former stockholders of Blue Rhino Corporation together with other specific obligations, as detailed in the following table:

Assumption of obligations under the contribution agreement	$343,414
Common units and general partner interest issued	11,850
Assumption of Blue Rhino’s bank credit facility outstanding balance	43,719
Assumption of other liabilities and acquisition costs	15,382

$414,365

In consideration of this contribution, Ferrellgas Partners issued 195,686 common units to FCI Trading. Both Ferrellgas Partners and FCI Trading have agreed to indemnify the Company from any damages incurred by the Company in connection with the assumption of any of the obligations described above. Also on April 21, 2004, subsequent to the contribution described above, Blue Rhino LLC merged with and into the operating partnership. The former operations of Blue Rhino LLC will hereafter be referred to as “Blue Rhino.”
In addition to the payment of $17.00 per share to the former stockholders of Blue Rhino Corporation, each vested stock option and warrant that permitted its holder to purchase common stock of Blue Rhino Corporation that was outstanding immediately prior to the merger was converted into the right to receive a cash payment from Blue Rhino Corporation equal to the difference between $17.00 per share and the applicable exercise price of the stock option or warrant. Unvested options and warrants not otherwise subject to automatic accelerated vesting upon a change in control vested on a pro rata basis through April 19, 2004, based on their original vesting date. The total payment to the former Blue Rhino Corporation stockholders for all common stock outstanding on April 20, 2004 and for those Blue Rhino Corporation options and warrants then outstanding was $343.4 million.
Prior to this contribution, Blue Rhino Corporation was the leading national provider of propane by portable tank exchange as well as a leading supplier of complementary propane and non-propane products to consumers through many of the nation’s largest retailers.
During fiscal 2005, the Company completed its valuation and allocation of the purchase price related to the Blue Rhino contribution. The purchase price was increased by $3.6 million due to the final valuation of property, plant and equipment received in the acquisition.
The aggregate value of the Blue Rhino contribution was allocated as follows:

Current assets	$53,912
Customer tanks, buildings and land	96,160
Trademarks and tradenames	59,000
Non-compete agreements	3,300
Customer lists	95,500
Goodwill	132,396
Other intangibles	5,300
Other assets	1,375
Current liabilities	(32,578)

$414,365

Management determined the estimated fair value and useful lives of assets and liabilities acquired with the assistance of an independent third-party valuation.
The Company’s valuation of the tangible and intangible assets of the Blue Rhino contribution resulted in the recognition of goodwill of $132.4 million. This valuation of goodwill was based on the Company’s belief that the contributions of Blue Rhino will be beneficial to the Company’s and Blue Rhino’s operations as Blue Rhino’s counter-seasonal business activities and anticipated future growth is expected to provide the Company with the ability to better utilize its seasonal resources to complement the Company’s retail distribution locations with Blue Rhino’s existing distributor network.
The results of operations of Blue Rhino are included in the consolidated statements of earnings of the combined entity from the date of contribution.
    Results of operations
The following summarized unaudited pro forma results of operations for fiscal 2004, assumes that the Blue Rhino contribution had occurred as of the beginning of the period presented. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of (i) the results that would have occurred if the Company had completed the Blue Rhino contribution as of the beginning of the period presented or (ii) the results that will be attained in the future. Items not included in the reported pro forma results of operations for fiscal 2004, are $3.3 million of nonrecurring charges incurred by Blue Rhino Corporation in the period from February 1, 2004 through April 20, 2004, that are directly attributable to the Blue Rhino contribution.

For the year ended
July 31, 2004

Revenues	$1,470,529
Loss before discontinued operations	(2,990)
Net loss	$(2,827)
E. Discontinued operations
During July 2005, the Company sold its wholesale storage business which consisted of non-strategic storage and terminal assets located in Arizona, Kansas, Minnesota, North Carolina and Utah for $144.0 million in cash, before $1.9 million of fees and expenses. The Company recorded a gain of $97.0 million on the sale. The assets consisted of underground storage facilities and rail and pipeline-to-truck terminals. The Company considers the sale of these assets to be discontinued operations. Therefore, the Company has reported results of operations from these assets as discontinued operations for all periods presented on the consolidated statements of earnings.
Earnings from discontinued operations consist of the following:

	For the year ended July 31,
	2006	2005	2004
Total revenues	$—	$89,339	$70,995
Cost of product sold (exclusive of depreciation, shown with amortization below)
Propane and other gas liquids sales	—	77,407	59,441

Gross profit	—	11,932	11,554
Operating expense	—	2,506	2,362
Depreciation and amortization expense	—	1,189	1,004
Equipment lease expense	—	22	22
Loss on disposal of assets and other	—	(36)	35

Earnings before income taxes, minority interest, and discontinued operations	—	8,251	8,131

	For the year ended July 31,
	2006	2005	2004
Minority interest	—	71,524	5,019
Parent investment in subsidiary	—	31,623	2,949
Gain on sale of discontinued operations	—	97,001	—

Earnings from discontinued operations, net of minority interest	$—	$2,105	$163

A test of goodwill related to the remaining operations did not indicate an impairment.
F. Supplemental financial statement information
Inventories consist of:

	2006	2005
Propane gas and related products	$130,644	$70,380
Appliances, parts and supplies	23,969	27,363

	$154,613	$97,743

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All fixed price contracts have terms of fewer than 24 months. As of July 31, 2006, the Company had committed, for supply procurement purposes, to take net delivery of approximately 48.5 million gallons of propane at fixed prices.
Property, plant and equipment consist of:

	Estimated useful
	lives	2006	2005
Land	indefinite	$31,963	$32,619
Land improvements	2-20	10,313	10,139
Buildings and improvements	20	60,548	61,192
Vehicles, including transport trailers	8-20	86,787	90,215
Bulk equipment and district facilities	5-30	95,986	96,047
Tanks and customer equipment	2-30	829,624	816,557
Computer and office equipment	2-5	108,102	104,773
Construction in progress	n/a	6,608	8,136

		1,229,931	1,219,678
Less: accumulated depreciation		439,569	400,448

		$790,362	$819,230

Depreciation expense totaled $64.9 million, $63.5 million, and $43.4 million for fiscal 2006, 2005 and 2004, respectively.

     Other current liabilities consist of:

	2006	2005
Accrued interest	$24,800	$24,328
Accrued payroll	18,724	13,816
Accrued insurance	10,062	8,627
Current portion of long-term debt	14,758	2,502
Other	26,793	22,935

	$95,137	$72,208

Loss on disposal of assets and other consist of:

	For the year ended July 31,
	2006	2005	2004
Loss on disposal of assets	$1,188	$5,543	$6,085
Loss on transfer of accounts receivable related to the accounts receivable securitization	10,075	5,894	2,454
Service income related to the accounts receivable securitization	(3,724)	(2,764)	(1,406)

Loss on disposal of assets and other	$7,539	$8,673	$7,133

Shipping and handling expenses are classified in the following consolidated statements of earnings line items:

	For the year ended July 31,
	2006	2005	2004
Operating expense	$148,125	$156,072	$136,768
Depreciation and amortization expense	5,837	6,427	6,396
Equipment lease expense	24,356	23,313	15,232

	$178,318	$185,812	$158,396

G. Accounts receivable securitization
The Company participates in an accounts receivable securitization facility. As part of this renewable 364-day facility, the Company transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, a wholly-owned unconsolidated, special purpose entity, which sells its interest to a commercial paper conduit. The Company does not provide any guarantee or similar support to the collectibility of these receivables. The Company structured the facility using a wholly-owned unconsolidated, qualifying special purpose entity in order to facilitate the transaction and to comply with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the Company remits daily to this special purpose entity funds collected on the pool of trade receivables held by Ferrellgas Receivables. The Company renewed the facility with JPMorgan Chase Bank, N.A. and Fifth Third Bank for an additional 364-day commitment on June 6, 2006.
The Company transfers certain of its trade accounts receivable to Ferrellgas Receivables and retains an interest in a portion of these transferred receivables. As these transferred receivables are subsequently collected and the funding from the accounts receivable securitization facility is reduced, the Company’s retained interest in these receivables is reduced. The accounts receivable securitization facility consisted of the following items:

	2006	2005
Retained interest	$16,373	$15,710
Accounts receivable transferred	$87,500	$82,500
The retained interest was classified as accounts and notes receivable on the consolidated balance sheets. The Company had the ability to transfer, at its option, an additional $12.5 million of its trade accounts receivable at July 31, 2006.
Other accounts receivable securitization disclosures consist of the following items:

	For the year ended July 31,
	2006	2005	2004
Net non-cash activity	$2,579	$1,101	$664
Bad debt expense	$618	$466	$289
The net non-cash activity reported in the consolidated statements of earnings approximate the financing cost of issuing commercial paper backed by these accounts receivable plus an allowance for doubtful accounts associated with the outstanding receivables transferred to Ferrellgas Receivables. The weighted average discount rates used to value the retained interest in the transferred receivables were 6.0% and 4.3% as of July 31, 2006 and 2005, respectively.
H. Goodwill and intangible assets, net
Goodwill and intangible assets, net consist of:

	July 31, 2006			July 31, 2005
	Gross			Gross
	carrying	Accumulated		carrying	Accumulated
	amount	amortization	Net	amount	amortization	Net

GOODWILL, NET	$480,258	—	$480,258	$468,350	—	$468,350

INTANGIBLE ASSETS, NET

Amortized intangible assets
Customer lists	$345,103	$(171,721)	$173,382	$335,557	$(155,281)	$180,276
Non-compete agreements	40,921	(27,605)	13,316	34,270	(21,803)	12,467
Other	5,340	(2,590)	2,750	5,470	(2,010)	3,460

	391,364	(201,916)	189,448	375,297	(179,094)	196,203

Unamortized intangible assets
Tradenames & trademarks	59,098	—	59,098	59,074	—	59,074

Total intangibles assets, net	$450,462	$(201,916)	$248,546	$434,371	$(179,094)	$255,277

During fiscal 2006 goodwill increased $13.2 million due to goodwill acquired in acquisitions; see Note D — Business combinations for further discussion about these transactions. Goodwill decreased $1.3 million primarily due to goodwill assigned to insignificant divestitures.
During fiscal 2005, the Company acquired $4.0 million of goodwill resulting from the Kamps acquisition. Goodwill decreased $31.2 million primarily due to goodwill assigned to discontinued

operations. See Note D — Business combinations — and Note E — Discontinued operations — for further discussion about these transactions.
Customer lists have estimated lives of 15 years, while non-compete agreements and other intangible assets have estimated lives ranging from two to 10 years. The Company intends to utilize all acquired trademarks and tradenames and does not believe there are any legal, regulatory, contractual, competitive, economic or other factors that would limit their useful lives. Therefore, trademarks and tradenames have indefinite useful lives.
     Aggregate amortization expense:

For the year ended July 31,
2006	$22,256
2005	22,987
2004	15,893
     Estimated amortization expense:

For the year ended July 31,
2007	$21,579
2008	19,649
2009	18,621
2010	17,547
2011	17,386
I. Long-term debt
Long-term debt consists of:

	2006	2005
Senior notes
Fixed rate, Series B-E, ranging from 7.08% to 7.42% due 2006-2013 (1)	$241,000	$241,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $2,229 and $2,610 at 2006 and 2005, respectively (2)	270,229	270,610
Fixed rate, Series A-C, ranging from 8.68% to 8.87%, due 2006-2009 (3)	184,000	184,000
Fixed rate, 6.75% due 2014, net of unamortized discount of $700 and $791 at 2006 and 2005, respectively (4)	249,300	249,209

Credit agreement, variable interest rates, expiring 2010	45,453	—

Notes payable, 7.4% and 7.2% weighted average interest rates in 2006 and 2005, respectively, due 2006 to 2016, net of unamortized discount of $1,436 and $747 at 2006 and 2005, respectively	8,238	6,440

Capital lease obligations	83	220

	998,303	951,479
Less: current portion, included in other current liabilities on the consolidated balance sheets	14,758	2,502

	$983,545	$948,977

(1)	The operating partnership’s fixed rate senior notes, issued in August 1998, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series B, C, D and E notes are due on August 1, 2006, 2008, 2010, and 2013, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(2)	On September 24, 2002, Ferrellgas Partners issued $170.0 million of its fixed rate senior notes. On December 18, 2002, Ferrellgas Partners issued $48.0 million of its fixed rate senior notes with a debt premium of $1.7 million that will be amortized to interest expense through 2012. On June 10, 2004 Ferrellgas Partners issued $50.0 million of its fixed rate senior secured notes with a debt premium of $1.6 million that will be amortized to interest expense through 2012. The senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year.

(3)	The operating partnership’s fixed rate senior notes, issued in February 2000, are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount of the series A, B and C notes are due on August 1, 2006, 2007 and 2009, respectively. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.

(4)	The operating partnership’s fixed rate senior notes, issued in April 2004 are general unsecured obligations of the operating partnership and rank on an equal basis in right of payment with all senior indebtedness of the operating partnership and are senior to all subordinated indebtedness of the operating partnership. The outstanding principal amount is due on May 1, 2014. In general, the operating partnership does not have the option to prepay the notes prior to maturity without incurring prepayment penalties.
On June 6, 2006, the operating partnership executed an addendum to its existing unsecured bank credit facility, which increased the borrowing capacity available under the unsecured bank credit facility from $330.0 million to $365.0 million. The unsecured $365.0 million bank credit facility is available for working capital, acquisitions, capital expenditures, long-term debt repayments, and general partnership purposes and will terminate on April 22, 2010, unless extended or renewed. The unsecured $365.0 million bank credit facility has a letter of credit sub-facility with availability of $90.0 million. As of July 31, 2006, the operating partnership had total borrowings outstanding under the unsecured bank credit facility of $98.1 million. The Company classified $45.5 million of this amount as long-term since it was used to fund acquisitions and other long-term capital projects. These borrowings have a weighted average interest rate of 7.67%. As of July 31, 2005, the operating partnership had total borrowings of $19.8 million, classified as short-term borrowings on the consolidated balance sheet, at a weighted average interest rate of 6.25%.
The borrowings under the unsecured $365.0 million bank credit facility bear interest, at the operating partnership’s option, at a rate equal to either:
•	the base rate, which is defined as the higher of the federal funds rate plus 0.50% or Bank of America’s prime rate (as of July 31, 2006, the federal funds rate and Bank of America’s prime rate were 5.31% and 8.25%, respectively); or

•	the Eurodollar Rate plus a margin varying from 1.50% to 2.50% (as of July 31, 2006, the one-month and three-month Eurodollar Rates were 5.37% and 5.45%).
In addition, an annual commitment fee is payable on the daily unused portion of the unsecured $365.0 million bank credit facility at a per annum rate varying from 0.375% to 0.500% (as of July 31, 2006, the commitment fee per annum rate was 0.375%).
Letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, and to a lesser extent, risk management activities and product purchases, totaled $48.9 million and $53.0 million at July 31, 2006 and 2005, respectively. At July 31, 2006, the operating partnership had $218.0 million of funding available. The operating partnership incurred commitment fees of $1.0 million, $0.9 million and $0.6 million in fiscal 2006, 2005 and 2004, respectively.
The senior notes and the bank credit facility agreement contain various restrictive covenants applicable to Ferrellgas and its subsidiaries, the most restrictive relating to additional indebtedness. In addition, Ferrellgas Partners is prohibited from making cash distributions of the minimum quarterly distribution if a default or event of default exists or would exist upon making such distribution, or if Ferrellgas Partners or the operating partnership fails to meet certain coverage tests. As of July 31, 2006, Ferrellgas Partners and the operating partnership are in compliance with all requirements, tests, limitations and covenants related to these debt agreements.
The scheduled annual principal payments on long-term debt are as follows:

For the year ended July 31,	Schedule annual principal payments
2007	$60,916
2008	92,448
2009	53,911
2010	73,637
2011	82,486
Thereafter	634,812

Total	$998,210

On August 1, 2006, the Company made scheduled principal payments of $37.0 million of the 7.08% senior notes and $21.0 million of the 8.68% senior notes using proceeds from borrowings on the unsecured bank credit facility. On August 29, 2006, the Company used $46.1 million of proceeds from the issuance of Ferrellgas Partners’ common units, including Ferrellgas Partners’ unit option exercises, and cash to retire a portion of the $58.0 million borrowed under the unsecured bank credit facility. As a result, this $46.1 million has been classified as long term. See Note P — Subsequent events — for further discussion about the issuance of Ferrellgas Partners’ common units.
The carrying amount of short-term financial instruments approximates fair value because of the short maturity of these instruments. The estimated fair value of the Company’s long-term debt was $1,036.1 million and $980.4 million as of July 31, 2006 and 2005, respectively. The fair value is estimated based on quoted market prices.
J. Derivatives
SFAS No. 133, as amended, requires all derivatives (with certain exceptions), whether designated in hedging relationships or not, to be recorded on the consolidated balance sheets at fair value. The Company records changes in the fair value of positions qualifying as cash flow hedges in accumulated other comprehensive income and changes in the fair value of other positions in the consolidated statements of earnings. Cash flow hedges are derivative financial instruments that hedge the exposure to variability in expected future cash flows attributable to a particular risk. Fair value hedges are derivative financial instruments that hedge the exposure to changes in the fair value of an asset or a liability or an identified portion thereof attributable to a particular risk.
Fluctuations in the wholesale cost of propane expose the Company to purchase price risk. The Company purchases propane at various prices that are eventually sold to its customers, exposing the Company to future product price fluctuations. Also, certain forecasted transactions expose the Company to purchase price risk. The Company monitors its purchase price exposures and utilizes product hedges to mitigate the risk of future price fluctuations. Propane is the only product hedged with the use of product hedge positions. The Company uses derivative contracts to hedge a portion of its forecasted purchases for up to 24 months in the future. These derivatives are designated as cash flow hedging instruments, thus the effective portions of changes in the fair value of the derivatives are recorded in other comprehensive income (“OCI”) and are recognized in the consolidated statements of earnings when the forecasted transaction impacts earnings. As of July 31, 2006 and 2005, the Company had the following cash flow hedge activity included in OCI in the consolidated statements of stockholder’s equity (deficiency):

	2006	2005
Fair value adjustment classified as OCI	$2,540	$70
Reclassification of net gains to statement of earnings	$(484)	$(1,772)
Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in cost of product sold — propane and other gas liquids sales. During fiscal 2006, 2005, and 2004, the Company did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of the derivative contract gain or loss from the assessment of hedge effectiveness related to these cash flow hedges. The fair value of the derivatives related to purchase price risk are classified on the consolidated balance sheets as other current assets. The Company expects to reclassify gains of approximately $2.1 million to earnings during the next fiscal year.
The Company did not enter into any risk management trading activities during fiscal 2006. The Company’s risk management trading activities included purchased and sold derivatives that were not designated as accounting hedges to manage other risks associated with commodity prices. The types of contracts utilized in these activities included energy commodity forward contracts, options and swaps traded on the over-the-counter financial markets, and futures and options traded on the New York Mercantile Exchange. The Company utilized published settlement prices for exchange traded contracts, quotes provided by brokers and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. The changes in fair value of these risk management trading activities were recognized as they occurred in cost of product sold in the consolidated statements of earnings. During fiscal 2006, 2005 and 2004, the Company recognized risk management trading gains (losses) related to derivatives not designated as accounting hedges of $(0.1) million, $(9.7) million, and $0.5 million, respectively.
The following table summarizes the change in the unrealized fair value of contracts from risk management trading activities for fiscal 2006, 2005 and 2004.

	For the year ended July 31,
	2006	2005	2004
Net fair value of contracts outstanding at the beginning of the period	$116	$424	$(1,718)
Contracts outstanding at the beginning of the period that were realized or otherwise settled during the period	(116)	(9,672)	458
Fair value of new contracts entered into during the period	—	9,364	1,684

Unrealized gains in fair value of contracts outstanding at the end of the period	$—	$116	$424

The following table summarizes the gross transaction volumes in barrels (one barrel equals 42 gallons) for risk management trading contracts that were physically settled for the following periods:

(in thousands)
For the year ended July 31, 2006	300
For the year ended July 31, 2005	10,717
For the year ended July 31, 2004	18,206

K. Income taxes
Income tax expense (benefit) consists of:

	For the year ended July 31,
	2006	2005	2004
Current	$4,148	$2,335	$236
Deferred	(585)	(291)	294

	$3,563	$2,044	$530

The income tax expense (benefit) relates to state income tax expense of Ferrell, plus the net federal and state tax expense (benefit) of Ferrell’s indirectly owned taxable subsidiaries.
The significant components of the net deferred tax asset (liability) included in the consolidated balance sheets are as follows:

	2006	2005
Deferred tax liabilities — Partnership basis difference	$(2,512)	$(3,527)
Deferred state tax assets — Operating loss and credit carryforwards	65	95

Net deferred tax liability	$(2,447)	$(3,432)

Partnership basis differences are primarily attributable to differences in the tax and book basis of fixed assets and amortizable intangibles resulting from the Company’s contribution of assets and liabilities concurrent with Ferrellgas Partners’ public offering in 1994.
For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $62.6 million at July 31, 2006 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2024.
The Company is potentially subject to the built-in gains tax, which could be incurred on the sale of assets owned as of August 1, 1998, the date of the Subchapter S election, and other assets acquired in connection with business combinations, that had a fair market value in excess of their tax basis as of that date. However, the Company anticipates that it can avoid incurring any built-in gains tax liability through utilization of its net operating loss carryovers and tax planning relating to the retention/disposition of these assets. In the event that the built-in gains tax is not incurred, the Company may not utilize the federal net operating loss carryforwards; therefore, a deferred tax asset has not been recognized. A deferred tax asset of $65 thousand and $95 thousand has been recognized as of July 31, 2006 and 2005, respectively, for the income tax effect of the state net operating loss carryforwards.
L. Minority interest
The minority interest on the consolidated balance sheets includes limited partner interests in Ferrellgas Partners’ common units held by the public. At July 31, 2006 and 2005, the minority interest related to the common units owned by the public was $468.4 million and $511.9 million, respectively.

M. Transactions with related parties
Note receivable with Ferrell
The Company has two notes receivable from Ferrell on an unsecured basis due on demand. Because Ferrell does not intend to repay the notes, the Company does not accrue interest income. The balances outstanding on these notes at July 31, 2006 and 2005 are $145.6 million and $147.4 million, respectively, and are reported as Note receivable from parent in Stockholder’s equity (deficiency) on the consolidated balance sheets.
Common unit issuance in connection with business combinations
On April 21, 2004, Ferrellgas Partners issued 0.2 million common units to FCI Trading in connection with the contribution of the Blue Rhino contribution (see Note D — Business combinations).
Partnership distributions
Ferrellgas Partners paid senior unit distributions of $9.3 million and $8.0 million to JEF Capital during fiscal 2005 and 2004, respectively. The increase in senior units distributions paid during fiscal 2005 was due to $1.3 million of accumulated and unpaid distributions on those senior units that were converted to common units on June 30, 2005.
Ferrell is the sole shareholder of the general partner and owned 18.2 million common units of Ferrellgas Partners at July 31, 2006. FCI Trading and Mr. Ferrell own 0.2 million and 4.3 million common units of Ferrellgas Partners, respectively, at July 31, 2006.
Ferrellgas Partners has paid the following common unit distributions to related parties:

	For the year ended July 31,
	2006	2005	2004

Ferrell	$36,377	$35,608	$35,608
FCI Trading	391	391	98
Mr. Ferrell	8,464	419	162
On August 23, 2006, Ferrellgas declared distributions to Ferrell, FCI Trading and Mr. Ferrell (indirectly) of $10.0 million, $0.1 million and $2.1 million, respectively, that was paid on September 14, 2006.
Operations
Ferrell International Limited (“Ferrell International”) is beneficially owned by Mr. Ferrell and thus is an affiliate. Prior to 2006, the Company occasionally entered into transactions with Ferrell International in connection with the Company’s risk management activities and did so at market prices in accordance with the Company’s affiliate trading policy approved by the Company’s Board of Directors. These transactions included forward, option and swap contracts and were all reviewed for compliance with the policy. The Company also provides limited accounting services for Ferrell International. The Company recognized the following net receipts (disbursements) from purchases, sales and commodity derivative transactions and from providing accounting services to Ferrell International:

	For the year ended July 31,
	2006	2005	2004

Net receipts (disbursements)	$—	$(2,699)	$328
Receipts from providing accounting services	37	40	40

These net purchases, sales and commodity derivative transactions with Ferrell International were classified as cost of product sold on the consolidated statements of earnings. There was $7 thousand and $0 due from Ferrell International at July 31, 2006 and 2005, respectively.
During September 2006, the Company authorized the payment of $0.3 million to the benefit of Mr. Andrew J. Filipowski pursuant to the indemnification provisions of Blue Rhino Corporation’s former bylaws and the Agreement and Plan of Merger with Blue Rhino Corporation. Mr. Filipowski is the brother-in-law of Mr. Billy D. Prim, a member of the Company’s Board of Directors and Special Advisor to the Chief Executive Officer of the Company.
N. Contingencies and commitments
Litigation
The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of the Company.
Ferrellgas Partners distributions
Ferrellgas Partners makes quarterly cash distributions of all of its “available cash.” Available cash is defined in the partnership agreement of Ferrellgas Partners as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the Company for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas Partners’ business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.
Distributions by Ferrellgas Partners in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made to the common unitholders and the Company. Additionally, the payment of incentive distributions to the holders of incentive distribution rights will be made to the extent that certain target levels of cash distributions are achieved. The publicly held common units have certain distribution preference rights over the common units held by Ferrell.
Long-term debt-related commitments
The Company has long and short-term payment obligations under agreements such as senior notes and credit facilities. See Note I — Long-term debt — for a description of these debt obligations and a schedule of future maturities.
Operating lease commitments and buyouts
The Company leases certain property, plant and equipment under noncancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under the Company’s third-party leases with terms in excess of one year for the periods indicated. These arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks.

The Company is required to recognize a liability for the fair value of guarantees issued after December 31, 2002. The only material guarantees the Company has are associated with residual value guarantees of operating leases. Most of the operating leases involving the Company’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next seven fiscal years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or the Company will be required to pay the lessor the difference. The fair value of these residual value guarantees entered into after December 31, 2002 was $1.1 million as of July 31, 2006. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments the Company could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, is currently $12.8 million. The Company does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.
Operating lease buyouts represent the maximum amount the Company would pay if it were to exercise its right to buyout the assets at the end of their lease term.
The following table summarizes the Company’s contractual operating lease commitments and buyout obligations as of July 31, 2006:

	Future minimum rental and buyout amounts by fiscal year
	2007	2008	2009	2010	2011	Thereafter
Operating lease obligations	$33,390	$27,809	$19,280	$12,606	$7,585	$16,666
Operating lease buyouts	$8,462	$2,851	$6,340	$3,505	$4,498	$1,887
Certain property and equipment is leased under noncancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2024. Rental expense under these leases totaled $45.3 million, $40.9 million, and $27.0 million for fiscal 2006, 2005, and 2004, respectively.
O. Employee benefits
Ferrell makes contributions to the ESOT, which causes a portion of the shares of Ferrell owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell’s shares to employee accounts causes a non-cash compensation charge to be incurred by the Company, equivalent to the fair value of such shares allocated. This non-cash compensation charge is reported separately in the Company’s consolidated statements of earnings and thus excluded from operating and general and administrative expenses. The non-cash compensation charges were $10.3 million, $12.3 million and $7.9 million during fiscal 2006, 2005 and 2004, respectively. The non-cash compensation charge increased during fiscal 2005 due to additional shares being allocated to employee accounts in lieu of the suspension of matching cash contributions to employees’ 401(k) accounts from February 1, 2005 to July 31, 2005, as well as an increase in the fair value of the Ferrell shares allocated to employees. The Company is not obligated to fund or make contributions to the ESOT.
The Company and its parent, Ferrell, have a defined contribution profit-sharing plan which includes both profit sharing and matching contributions. The plan covers substantially all employees with more than one year of service. With the establishment of the ESOP in July 1998, the Company suspended future contributions to the profit sharing plan beginning with fiscal 1998. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Matching contributions for fiscal 2006, 2005, and 2004, were $2.6 million, $1.6 million, and $3.1 million, respectively, under the 401(k) provisions. The Company suspended matching contributions from February 1, 2005 through July 31, 2005. On August 1, 2005, the Company reinstated the matching contribution to employees’ 401(k) accounts.
The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The Company’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal 2006, 2005 and 2004, other comprehensive income and other liabilities were adjusted by $20 thousand, $(0.3) million and $(0.9) million, respectively, because the accumulated benefit obligation of this plan exceeded the fair value of plan assets.
P. Subsequent events
On August 18, 2006, the operating partnership executed a Commitment Increase Agreement to its Fifth Amended and Restated Credit Agreement dated April 22, 2005, increasing the borrowing capacity available under the unsecured bank credit facility from $365.0 million to $375.0 million.
On August 29, 2006, the Company received proceeds of $44.1 million, net of issuance costs, from the issuance of 1.9 million common units to Ferrell pursuant to Ferrellgas’ Direct Investment Plan. The Company used the net proceeds to reduce borrowings outstanding under the unsecured bank credit facility.